CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the Registration Statement on Form N-4 (No. 333-156019) (the “Registration Statement”) of our report dated February 27, 2026 relating to the statutory financial statements of New York Life Insurance and Annuity Corporation and consent to the incorporation by reference in the Registration Statement of our report dated April 7, 2026 relating to the financial statements of each of the investment divisions of NYLIAC Variable Annuity Separate Account - IV indicated in our report. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP New York, New York
August 10, 2026